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                                                                   EXHIBIT 8
Sale of FuiszDrugstore Ltd.
December 31, 1998
Page 1

                          STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement") is made and dated as of December 31, 1998 by and among Fuisz Technologies Ltd., a corporation formed under the laws of the State of Delaware ("Seller"), Privateer Ltd. a corporation organized under the laws of the State of Delaware and doing business at 8000 Tower Crescent Drive, Suite 1350, Vienna, Virginia 22182 ("Purchaser") and Dr. Richard C. Fuisz, an individual residing at 1287 Ballantrae Farm Drive, McLean, Virginia 22101 ("Guarantor").

                                RECITALS

     WHEREAS, Seller owns beneficially and of record all of the issued and outstanding capital stock of FuiszDrugstore.com Ltd., a Delaware corporation ("drugstore");

     WHEREAS, Drugstore owns all of the assets set out in Schedule 1;

     WHEREAS, Purchaser wishes to acquire all of the issued and outstanding equity of the Drugstore (the "Shares") and Seller wishes to sell the Shares to Purchaser, all upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, in consideration of the sale of the shares, Guarantor agrees to guarantee the obligations of Purchaser hereunder.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    Article 1

                                   Definitions

     When used in this Agreement, the following terms shall have the meanings specified below

     "Affiliate" shall have the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Exchange Act.

     "Agreement" shall have the meaning set forth in the Preamble hereto.

     "Closing" shall have the meaning set forth in Section 2.03 hereof.

     "Closing Date" shall have the meaning set forth in Section 2.03 hereof

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December 31, 1998
Page 2

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

     "Governmental Authority" shall mean any laws, agency, department, ministry, commission, board or other administrative or governmental body of the United States or any state or jurisdiction thereof

     "Indemnified Party" shall mean a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

     "Laws" shall mean, collectively, any statute, law, rule, regulation, ordinance, order, decree, action, restriction, requirement or policy of the United States or any state or jurisdiction thereof.

     "Material Adverse Change" shall mean any material adverse change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), or business of Drugstore.

     "Material Adverse Effect" shall mean any material adverse effect upon the condition (financial or otherwise), assets, properties, or business of Drugstore.

     "Purchase Price" shall have the meaning set forth in Section 2.02 hereof

     "Purchaser Indemnified Party" shall have the meaning set forth in
Section 7.02

     "Seller Indemnified Party" shall have the meaning set forth in Section
7.01

     "Seller" shall have the meaning set forth in the Preamble hereto.

     "Shares" shall have the meaning set forth in the Recitals hereto.

     "Subsidiary" shall mean any company, corporation, partnership, joint venture, limited liability company or other entity in which Drugstore directly or indirectly, owns or control, or pursuant to any agreement or agreements in the future may have the right to acquire by any means, any equity or profit interest equal to or greater than fifty percent (50%) of the equity or profit interests thereof.

     "Tax Returns" shall mean all reports, returns, statements, forms or other documents or information required to be filed with a taxing authority with respect to the Taxes of Drugstore.

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December 31, 1998
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     "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, productions, sales, use, license, excise, franchise, employment, withholding, alternative minimum or add-on minimum or similar taxes imposed on the income, properties or operations of Drugstore, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Third Party Claim" shall have the meaning set forth in Section 7.02 hereof

     "Transactions" shall have the meaning set forth in Section 2.03(a) hereof

                                  Article II

                     SALE OF STOCK AND TERMS OF PAYMENT

Section 2.01 THE SALE.

     On the terms and subject to the conditions set forth herein, at the Closing the Seller shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller the Shares.

Sections 2.02 THE PURCHASE PRICE.

     (a) In consideration of the aforesaid sale, transfer, conveyance, assignment and delivery of the Shares, Purchaser hereby agrees on the terms and subject to the conditions set forth herein, to pay to the Seller, in payment therefor, the sum of One Hundred Thousand Dollars ($100,000) in immediately available funds and two hundred thousand shares of Common Stock of RxDrugstore.com Limited (the "Purchase Price").

     (b) Payment of the cash portion of the Purchase Price shall be made by wire transfer of immediately available funds to the account designated by Seller, at the time or by such other means as may be designated by the Seller.

Section 2.03 THE CLOSING.

     (a) On the terms and subject to satisfaction of the conditions set forth herein, the closing of the transactions contemplated hereby (the "Transactions") will take place at the offices of the Seller, at 14555 Avion at Lakeside, Chantilly, Virginia 20151 at 10:00 a.m. on February 22, 1999, or at such other place or time as the parties may agree (the "Closing"). The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date". All events occuring at the Closing will, unless otherwise specified, be deemed to have occurred simultaneously.

     (b) At the Closing,

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December 31, 1998
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          (i) Seller will deliver to Purchaser certificates evidencing the
     Shares, duly endorsed for transfer and with all transfer stamps attached. All stock transfer and other Taxes and changes, if any, that are required to be paid or withheld in connection with the sale and transfer of the Shares to Purchaser shall be borne equally between the parties.

          (ii) Purchaser will deliver to Seller certificates registered in the name of Seller representing two hundred thousand shares of common stock of RxDrugstore.com Limited as well as documentation reasonably satisfactory to Seller reflecting the simultaneous contribution of the Shares to RxDrugstore.com Limited, a Delaware corporation.

                              Article III
            REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to Purchaser as follows:

Section 3.01  STOCK OWNERSHIP: CAPACITY TO SELL

     (a) Seller is the beneficial and record owner of the Shares, free and clear of all liens or other encumbrances (other than liens created by this Agreement) and the Shares are not subject to any preemptive rights or restriction on their transferability (other than restrictions on transfer under applicable federal and state securities laws). At the Closing, Purchaser will acquire good and marketable title to the Shares free and clear of all liens or other encumbrances.

     (b) Seller has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions has been duly and validly authorized and no other proceedings on the part of Seller is necessary to authorize the execution and delivery of the Agreement or the consummation of the Transactions. This Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforceability of creditors' rights generally, and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

Section 3.02 ORGANIZATION: QUALIFICATION

     (a) Drugstore is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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December 31, 1998
Page 5

     (b) The certificate of incorporation and the by-laws and all amendments thereto, and the minute books, stock ledgers and stock transfer records of Drugstore furnished to Purchaser for review are accurate and complete in all material respects. Such stock ledgers and stock transfer records reflect all issuances, registrations of transfer and cancellations of all shares of capital stock of Drugstore. All meetings of the shareholders and board of directors (and committees thereof) of Drugstore were duly called and held and a quorum was present and acting throughout each such meeting, except in each case where any such failure does not impair the current business activities, operations, and/or status of Drugstore in any material respect.

Section 3.03  CAPITALIZATION OF DRUGSTORE

     (a) The authorized capital stock of Drugstore consists solely of One Hundred (100) shares, par value $0.01, of which One Hundred (100) are designated common stock, of which One Hundred are issued and outstanding.

     (b) There is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, holding, voting, delivery or transfer (including any right of conversion or exchange under any outstanding security, instrument or other agreement) of any capital stock of Drugstore.

     (c)  No dividend has ever been declared and/or paid on common stock.

Section 3.04  NO OTHER LIABILITIES

          Seller represents and warrants to Purchaser that Drugstore has no assets or liabilities of any kind whatsoever, including but not limited to those for taxes or employee benefits or any related to Pangea Ltd., other than as set out in Schedule 1 hereto. There are no, nor have there ever been, any employees of Drugstore.

Section 3.05  CONSENTS AND APPROVALS; NO VIOLATIONS

          Seller represents and warrants that the execution and delivery of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Transactions, will not, directly or indirectly:

     (a) Conflict with or violate any provisions of the certificate of incorporation or by-laws (or other similar governing documents) of Seder.

     (b) Require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority to be made or obtained by Seller as a result of or in connection with this Agreement or the Transactions.

     (c) Result in a material default, termination, cancellation or acceleration (or give rise to any material right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, agreement or other material instrument or obligation to
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Sale of FuiszDrugstore Ltd.
December 31, 1998
Page 6

     which Seller or Drugstore is a party or by which any of them or any of their respective material assets may be bound

Section 3.06  FINANCIAL STATEMENTS

     (a) Seller has provided or made available to Purchaser the consolidated balance sheet as of December 31, 1998 (the "Balance Sheet").

     (b) The Balance Sheet present fairly in accordance with GAAP consistently applied the financial condition of Drugstore at such date.

Section 3.07  LIABILITIES

          Except as reflected in the Financial Statements, there is no material liability, obligation or indebtedness, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that is required by GAAP to be set forth on a balance sheet.

Section 3.08  TRADEMARKS, TRADE NAMES

          Schedule 2 hereto lists all trademarks, trade names and registered copyrights owned and currently used by Drugstore and all material licenses and other material agreements related thereto.

Section 3.09  LITIGATION

          There is no action, suit, claim, inquiry, proceeding or investigation at law or in equity, by or before any court, arbitrator or Governmental Authority, or to Seller's knowledge, is one threatened, against or involving Seller or any of its Affiliates which questions or challenges the validity of this Agreement or any action to be taken by Purchaser, any of its Affiliates or Seller or any of its Affiliates pursuant to this Agreement or in connection with the Transactions.


Section 3.10  FINDERS; SUCCESS FEE

          Neither Seller nor any of its Affiliates has employed any investment banker, broker, finder or other intermediary in connection with the Transactions who is or might be entitled to a fee or commission in connection with the proposed purchase of the Shares. Neither Seller nor any of its Affiliates is a party to any agreement pursuant to which any person is entitled to any success of other fee contingent upon the execution of this Agreement or consummation of the Transactions.


                               Article IV

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller as follows:

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Sale of FuiszDrugstore Ltd.
December 31, 1998
Page 7

Section 4.01  AUTHORITY

          Purchaser has full power and authority to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be lifted by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforceability of creditors' rights generally, and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

Section 4.02  CONSENTS AND APPROVALS NO VIOLATIONS

          The execution and delivery of this Agreement by Purchaser does not, and the performance by it of its obligations hereunder and the consummation of the Transactions, will not, directly or indirectly, require any consent, approval, authorization or permit of; or filing with or notification to, any Governmental Authority or other party

Section 4.03  ACQUISITION OF STOCK FOR INVESTMENT

          Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, except pursuant to an exemption from the registration available under such Act.

Section 4.04 ACKNOWLEDGEMENT OF POSITION AS EXECUTIVE OFFICER OF SELLER AND KNOWLEDGE OF DRUGSTORE

          Purchaser hereby acknowledges to Seller that he is an executive officer of Seller, with full participation, direction and knowledge of the development and operations of Drugstore and Pangea. Resultingly, Purchaser acquires the Shares with full knowledge of the status, potential prospects and difficulties of both Drugstore and Pangea.

Section 4.05  LITIGATION

          There is no action, suit, claim, inquiry, proceeding or investigation at law or in equity, by or before any court, arbitrator or Governmental Authority, or to Purchaser's knowledge, is one threatened, against or involving Purchaser or any of its Affiliates which questions or challenges the validity of this Agreement or any action to be taken by Purchaser, any of its affiliates or Seller pursuant to this Agreement or in connection with the Transactions.

Section 4.06  FINDERS; SUCCESS FEE
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Sale of FuiszDrugstore Ltd.
December 31, 1998
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          Neither Purchaser nor any of its Affiliates has employed any investment banker, broker, finder or other intermediary in connection with the Transactions who is or might be entitled to a fee or commission in connection with the proposed purchase of the Shares. Neither Purchaser nor any of its Affiliates is a party to any agreement pursuant to which any person is entitled to any success of other fee contingent upon the execution of this Agreement or consummation of the Transactions.


                               Article V

                               COVENANTS

Purchaser and Seller hereby agree as follows:

Section 5.01  COVENANT TO NEGOTIATE TO PROVIDE PRODUCT

          Purchaser shall negotiate with Seller from time to time in good faith to provide to it for sale over the Internet (including telephonic orders generated by the Drugstore over its Webstar) such products as Seller produces and distributes to third parties. Products currently supplied to the Drugstore by Seller shall continue to be furnished to Drugstore on the same terms and conditions are provided on the date hereof. For the avoidance of doubt, nothing in the foregoing shall require Seller to breach any obligation of exclusivity or other covenants to any other party with respect to any product now or hereinafter manufactured, licensed or sold by Seller.

Section 5.02  MOST FAVORED NATION TREATMENT

         Consistent with its responsibilities to third parties, Seller shall sell to Purchaser such products as may be provided to Purchaser pursuant to
Section 5.01 above on terms no less favorable than it grants to other purchasers of such products on equivalent terms and conditions. Purchaser agrees to list for sale of its Internet drugstore such products as Seller may reasonably request after the date hereof at prices advantageous to Seller.

Section 5.03  TRANSITIONAL ASSISTANCE

         For a period of up to nine months, Seller will provide to Purchaser reasonable assistance in the maintenance of the web site transferred to Seller pursuant to this Agreement and warehouse and order fulfillment services as currently provided to the Drugstore and its Affiliates and such other services as the parties may mutually agree. Seller will promptly reimburse Purchaser for the costs of such services as such are incurred by Seller, provided that the amount of such reimbursement shall not exceed $20,000 per month.

Section 5.04  AGREEMENT ON USE OF NAMES

         The parties hereto agree that neither shall, after a period of one year following the Closing Date, use the name Fuisz in connection with the name "Drugstore" or words of like meaning or import. Purchaser further agrees not to take any action, after a period of one
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Sale of FuiszDrusgtore Ltd.
December 31, 1998
Page 9


year following the Closing Date, to identify the Drugstore with the Purchaser or any Affiliate thereof. Purchaser agrees that it is his intent during such paled not to use the Fuisz name as the primary means of identification of the Drusgtore or its operations. Purchaser agrees not to establish any competing Internet drugstore for a period of ten years.

Section 5.05 LINK.

Seller agrees to provide a link to Purchaser on Seller's corporate website (which shall be the only link for drug and drugstore-related product sales).


                                  ARTICLE VI

                              CLOSING CONDITIONS

Section 6.01 CONDITIONS TO THE OBLIGATION OF SELLERS TO EFFECT THE
TRANSACTION.

The obligations of the Seller to effect the Transactions shall be subject to the fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived by the Seller:

     (a) Each of the obligations of Purchaser to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date in all material respects.

     (b) All actions required to be taken by, or on the part of, Purchaser to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions shall have been duly and validly taken.


Section 6.02 CONDITIONS TO THE OBLIGATION OF PURCHASER TO EFFECT THE
TRANSACTION.

     (a) Each of the obligations of Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date in all material respects.

     (b) All actions required to be taken by, or on the part of, Seller to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions shall have been duly and validly taken.
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December 31, 1998
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                                  ARTICLE VII

                                INDEMNIFICATION

Section 7.01  INDEMNIFICATION BY SELLER.

     Seller indemnifies and holds harmless Purchaser and its officers, Affiliates, successors and assigns (the "purchaser Indemnified Parties") in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions), together with interest thereon at the rate of eight percent (8%) per annum, compounded annually, from the date incurred until paid, reasonably incurred by the Purchaser Indemnified Parties in connection why, arising from or as a result of (i) any breach on the part of the Seller of any representation or warranty of Seller contained in this Agreement or any document delivered in connection herewith; (ii) any breach on the part of the Seller of any covenant of Seller contained in this Agreement or any document delivered in connection herewith; (iii) any claim in respect of tax liability for Drugstore resulting from actions taken or omitted prior to the Closing Date;
(iv) any claim against or relating to Pangea Ltd.; or (v) any other claim against Drugstore by any third party made or resulting from any action or omission made on or prior to the Closing Date. All indemnification payments shall be paid by Seller in immediately available funds upon presentation by the Purchaser indemnified Party of invoices representing indemnifiable claims, and which invoices may be paid as accrued.

Section 7.02  INDEMNIFICATION BY PURCHASER.

     Purchaser indemnifies and holds harmless Seller and its officers, Affiliates, successors and assigns (the "Seller Indemnified Parties") in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions), together with interest thereon at the rate of eight percent (8%) per annum, compounded annually, from the date incurred until paid, reasonably incurred by the Seller Indemnified Parties in connection with, arising from or as a result of (i) any breach on the part of the Purchaser of any representation or warranty of Purchaser contained in this Agreement or any document delivered in connection herewith or (ii) any breach on the part of the Seller of any covenant of Seller contained in this Agreement or any document delivered in connection herewith. All indemnification payments shall be paid by Seller in immediately available funds upon presentation by the Purchaser Indemnified Party of invoices representing indemnifiable claims, and which invoices may be paid as accrued.

Section 7.03  CLAIMS FOR INDEMNIFICATION: DEFENSE OF CLAIMS.

     (a) In order for an Indemnified Party to be entitled to indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third Party Claim"), the Indemnified Party must notify Seller (in the event of an indemnification under Section 7.01 hereof) or the Purchaser (in the event of indemnification arising under Section 7.02 hereof) in writing of the Third Party Claim within a reasonable time after receipt of such Third Party Claim, provided, however,
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December 31, 1998
Page 11

that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying parties shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall give to Seller or Purchaser, as the case may be, within a reasonable time after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to Third Party Claims.

   (b) In connection with any Third Party Claim which may give rise to a claim for indemnification pursuant to Section 7.01 or 7.02, the Indemnified Party shall consult with the indemnifying party with respect to the defense or settlement of such claim; provided, however, that such consultation shall not limit or otherwise affect the Indemnified Party's conduct of the defense of settlement of such claim.

Section 7.04  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing and shall remain in full force and effect for a period of nine months from the Closing Date, regardless of any investigation made by or on behalf of any party hereto.


                                  ARTICLE VIII

                                    GUARANTY

Section 8.01  GUARANTY.

     The Guarantor hereby unconditionally and irrevocably guarantees (the undertaking being the "Guaranty"), the punctual payment when due, of the Note. The liability of the Guarantor under this Guaranty is absolute and unconditional, irrespective of any lack of validity or enforceability of the Note or any other document, and change in the time manner or place of payment, any bankruptcy, insolvency or reorganization of the Purchaser or the Guarantor. The Guarantor hereby waives presentment, demand, promptness, diligence, notice of acceptance and any other notice with respect to the Note or this Agrement and any requirement that the Seller protect, secure, perfect or insure any right of Purchaser.


                                   ARTICLE IX

                             MISCELLANEOUS PROVISIONS

Section 9.01  AMENDMENT AND MODIFICATION.

     Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.
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December 31, 1998
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Section 9.02  WAIVER OF COMPLIANCE: CONSENTS.

     Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a wavier of, or estoppel with respect to, any subsequent or other failure.

Section 9.03  NOTICES.

     (a) All notices and other communications hereunder (the "Notices") shall be in writing and shall be deemed given if delivered personally or by overnight delivery service or facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth at subsection 8.03(b) below (or at such other address for a party as shall be specified by like Notice); provided, however, that notices of a change of address shall be effective only upon receipt thereof. Unless a Notice delivered by facsimile transmission is transmitted on other than a business day, in which case it shall be conclusively deemed to be delivered on the next business day thereafter, and Notices delivered by facsimile transmission shall be conclusively deemed to be delivered and receded on the date on which such facsimile is transmitted. Notices delivered by overnight delivery service shall be conclusively deemed to be delivered and received on the next business day after such Notice is timely deposited with such overnight delivery service.

     (b) Subject to the foregoing subsection 8.03(a), all Notices shall be given to the parties at the following addresses:

     (i)   If to Purchaser, to

                 Privateer Ltd.
                 Attn: Dr. Richard C. Fuisz
                 1287 Ballantrae Farm Drive
                 McLean, Virginia 22101

     (ii)  If to Guarantor, to

                 Dr. Richard C. Fuisz
                 1287 Ballantrae Farm Drive
                 McLean Virginia 22101

     (iii) If to Seller, to

                 Kenneth W. McVey
                 President and Chief Executive Officer
                 Fuisz Technologies Ltd.
                 14555 Avion at Lakeside
                 Chantilly, Virginia 20151
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December 31, 1998
Page 13

Section 9.04  ASSIGNMENT

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

Section 9.05  GOVERNING LAW

          This Agreement shall be governed by the laws of the State of New York as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

Section 9.06  SEVERABILITY

          If any term or provision specified herein is held by a Court of competent jurisdiction to be in violation of any applicable local state or federal ordinance, statute, law, administrative or indicial decision, or public policy, and if such court should declare such term or provision to be illegal, invalid, unlawful, void, avoidable or unenforceable as writer, than such provision shall be given full force and effect to the fullest possible extent that is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, avoidable or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties.
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December 31, 1998
Page 14

Section 9.07  COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 9.08  ENTIRE AGREEMENT

          This Agreement, including the schedules referred to herein, embody the entire agreement and understanding between the parties hereto in respect of the Transactions. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the Transactions.

Section 9.09  EXPENSES

          Each party hereto will pay all costs and expenses incurred by it or any of its Affiliates in connection with this Agreement and the Transactions, including but not limited to costs and expenses of counsel and other consultants.

Section 9.10  PUBLIC ANNOUNCEMENTS

          The parties shall consult with regard to public announcements of this Agreements and the Transactions.
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Sale of FuiszDrugstore Ltd.
December 31, 1998
Page 15

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FUISZ TECHNOLOGIES LTD.

/s/ KENNETH W. MCVEY
By: Kenneth W. McVey
Title: President and Chief Executive Officer


PRIVATEER LTD.

/s/ RICHARD C. FUISZ
By: Dr. Richard C. Fuisz
Title: Chief Executive Officer


RICHARD C. FUISZ, as Guarantor

/s/ RICHARD C. FUISZ
By: Dr. Richard C. Fuisz